Oportun Reports Fourth Quarter and Full Year 2024 Financial Results

Returned to GAAP profitability with net income of $9 million in fourth quarter

Adjusted EBITDA of $41 million, up 315% year-over-year

Quarterly annualized net charge-off rate of 11.7%, lowest since third quarter of 2022

Total quarterly operating expenses of $89 million, reduced 31% year-over-year

Raising full year 2025 expectations

SAN CARLOS, CA – February 12, 2025 – Oportun Financial Corporation (Nasdaq: OPRT) (“Oportun”, or the "Company") reported financial results today for the fourth quarter and full year ended December 31, 2024.

"We finished the year stronger than anticipated and believe that we've turned the corner, well-poised to capitalize on our momentum and advance our strategic priorities into 2025 and beyond," said Raul Vazquez, CEO of Oportun. "I'm pleased that we returned to GAAP profitability in the quarter by generating $9 million of net income, a $51 million year-over-year increase. Furthermore, fourth quarter Adjusted Net Income increased by $30 million year-over-year, while Adjusted EBITDA more than quadrupled, and we returned to originations growth at 19%. I am also pleased that we delivered quarterly GAAP and Adjusted Return on Equity (ROE) of 10% and 25%, respectively, demonstrating good progress towards consistently delivering annual ROE in the 20% to 28% range. Our focus on cost discipline and improved credit performance is continuing to yield tangible results, laying the foundation to return to growth in 2025. We're raising our expectations for full year 2025 Adjusted EPS to $1.10 to $1.30 per share, which implies 53 to 81% growth."

Fourth Quarter and Full Year 2024 Results

Metric	GAAP				Adjusted[1]
	4Q24	4Q23	FY24	FY23	4Q24	4Q23[2]	FY24	FY23[2]
Total revenue	$251	$263	$1,002	$1,057
Net income (loss)	$9	$(42)	($79)	($180)	$22	$(8.2)	$29	$(71)
Diluted EPS	$0.20	$(1.09)	($1.95)	$(4.88)	$0.49	$(0.21)	$0.72	$(1.93)
Adjusted EBITDA					$41	$9.9	$105	$19
Dollars in millions, except per share amounts.
[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

[2] Beginning 1Q24, we updated our calculations of Adjusted EBITDA and Adjusted Net Income (Loss). Prior periods presented here have been updated to reflect the prior period numbers on a comparable basis. See Appendix for non-GAAP reconciliation to the most comparable GAAP measure.

Fourth Quarter 2024

◦Aggregate Originations were $522 million, a 19% increase compared to $437 million in the prior-year quarter
◦Portfolio Yield was 34.2%, an increase of 155 basis points compared to the 32.7% in prior-year quarter
◦Owned Principal Balance at end-of-period was $2.7 billion, a decrease of 8% compared to $2.9 billion in the prior-year quarter
◦Annualized Net Charge-Off Rate of 11.7%, a decrease of 55 basis points compared to 12.3% in the prior-year quarter
◦30+ Day Delinquency Rate of 4.8%, a decrease of 113 basis points compared to 5.9% for the prior-year quarter
Full Year 2024

◦Aggregate Originations were $1,775 million, a 2% decrease compared to $1,813 million in the prior year
◦Portfolio Yield was 33.5%, an increase of 125 basis points compared to 32.2% in the prior year
◦Annualized Net Charge-Off Rate of 12.0%, a decrease of 18 basis points compared to 12.2% in the prior year

Financial and Operating Results

All figures are as of or for the quarter ended December 31, 2024, unless otherwise noted.

Operational Drivers

Originations – Aggregate Originations for the fourth quarter were $522 million, an increase of 19% as compared to $437 million in the prior-year quarter as the Company returned to year-over-year growth for the first time in ten quarters. Aggregate Originations for full year 2024 were $1,775 million, a decrease of 2% as compared to $1,813 million in 2023.

Portfolio Yield – Portfolio Yield as of the end of fourth quarter was 34.2%, an increase of 155 basis points as compared to 32.7% in the prior-year quarter. Portfolio Yield for the full year 2024 was 33.5%, an increase of 125 basis points as compared to 32.2% in 2023.

Fourth Quarter 2024 Financial Results

Revenue – Total revenue for the fourth quarter of $251 million was a decrease of 4% as compared to $263 million in the prior-year quarter. The decrease was due to the November 12th sale of the Company's credit card receivables portfolio and a decline in average daily principal balance in its personal loans portfolio. The decline in average daily principal balance was due to prior credit tightening actions, the revenue impact of which was partially offset by a 155 basis point increase in portfolio yield to 34.2%. Excluding the impact of the credit card receivables portfolio sale, the fourth quarter's total revenue declined by only 2%.

Net revenue for the fourth quarter was $93 million, up 30% as compared to Net Revenue of $72 million in the prior-year quarter. Lower net charge-offs and non-cash fair value marks more than offset lower total revenue and higher interest expense. Excluding a one-time, non-cash write-off of $17 million of deferred financing fees relating to the Company's November corporate debt refinancing, net revenue would have been up 53% year-over-year.

Operating Expenses and Adjusted Operating Expense1 – For the fourth quarter, total operating expense was $89 million, a decrease of 31% as compared to $129 million in the prior-year quarter and below the $97.5 million the Company was targeting. The decrease is principally attributable to a combined set of cost reduction initiatives announced in 2023 and 2024. The fourth quarter 2024 figure includes approximately $6 million in one-time benefits, including those related to capitalization of previous accrued expenses associated with the Company's debt refinancing, true-ups related to estimated costs of exiting the credit card product and other benefits management does not consider to be part of a normalized run rate. Without the benefit from these one-time items, operating expense would have been approximately $95 million, still below the $97.5 million target. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, decreased 17% year-over-year to $89 million.

Net Income (Loss) and Adjusted Net Income (Loss)1 – Net income was $9 million as compared to a net loss of $42 million in the prior-year quarter. The increase in net income was attributable to the increase in net revenue and a decrease in operating expenses as a result of cost reduction initiatives. Adjusted Net Income was $22 million, as compared to Adjusted Net Loss of $8.2 million in the prior-year quarter. The increase in Adjusted Net Income was attributable higher net revenue and the decrease in operating expense.

Earnings (Loss) Per Share and Adjusted EPS1 – GAAP earnings per share, basic and diluted, were both $0.20, as compared to basic and diluted loss per share of $1.09 each in the prior-year quarter. Adjusted earnings per share was $0.49 as compared to adjusted loss per share of $0.54 in the prior-year quarter.

Adjusted EBITDA1 – Adjusted EBITDA was $41 million, up from $10 million in the prior-year quarter, driven by a significant reduction in operating expenses along with reduced charge-offs.

Full Year 2024 Financial Results

Revenue – Total revenue for the full year was $1.0 billion, a decrease of 5% as compared to total revenue of $1.1 billion in 2023. The decrease was due to decreased interest income attributable to a lower Average Daily Principal Balance including impact from the November sale of the credit card receivables portfolio and decreased non-interest income. Excluding the impact of the credit card receivables portfolio sale, full year total revenue declined by 4%.

Net revenue for the full year was $295 million, an increase of 5% compared to net revenue of $281 million in the prior year, primarily due to an improvement in net decrease in fair value, including reduced marks on asset backed notes and reduced charge-offs. This net revenue favorability was partially offset by an increase in interest expense, including a one-time, non-cash write-off of $17 million of deferred financing fees related to the Company's debt financing in the fourth quarter, and the decline in total revenue.

Operating Expense and Adjusted Operating Expense1 – For the full year, total operating expense was $410 million, a decrease of 23% as compared to $534 million in 2023, enabled by the cost reduction initiatives announced in 2023 and 2024. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, decreased 20% year-over-year to $381 million due to similar drivers.

Net Income (Loss) and Adjusted Net Income (Loss)1 – Net loss was $79 million, as compared to a net loss of $180 million in 2023. Adjusted Net Income increased to $29 million, as compared to Adjusted Net Loss of $71 million in 2023. The improvements in net loss and Adjusted Net income were attributable to reduced operating expenses coupled with higher net revenue, including reduced charge-offs.

Earnings (Loss) Per Share and Adjusted EPS1 – GAAP net loss per share, basic and diluted, were both $1.95 for the full year 2024 as compared to basic and diluted loss per share of $4.88 each in 2023. Adjusted earnings per share was $0.72 in 2024 as compared to an adjusted net loss per share of $1.93 in 2023.

Adjusted EBITDA1 – Adjusted EBITDA was $105 million, an increase of $86 million , or 463% as compared to $19 million in 2023, also driven by reduced operating expenses coupled with higher net revenue, including reduced charge-offs.

Credit and Operating Metrics

Net Charge-Off Rate – The Annualized Net Charge-Off Rate for the fourth quarter was 11.7%, a 55 basis points reduction from 12.3% in the prior-year quarter, and 12.0% for the full year 2024, an 18 basis points reduction from 12.2% in 2023. Dollar Net Charge-offs for the quarter were down 12% to $80 million, compared to $91 million for the prior-year quarter, and down 9% to $331 million for the full year 2024, compared to $364 million for 2023.

30+ Day Delinquency Rate – The Company's 30+ Day Delinquency Rate was 4.8% at the end of 2024, a 113 basis points improvement compared to 5.9% at the end of 2023.

Operating Expense Ratio and Adjusted Operating Expense Ratio1 – Operating Expense Ratio for the quarter was 13.1% as compared to 17.5% in the prior-year quarter, a 434 basis points improvement. Adjusted Operating Expense Ratio was 13.1% as compared to 14.5% in the prior-year quarter, a 141 basis points improvement. For the full year 2024, Operating Expense Ratio was 14.8% as compared to 17.9% for 2023, a 302 basis points improvement. For the full year 2024, Adjusted Operating Expense Ratio was 13.8% as compared to 16.0% for 2023, a 224 basis points improvement. The Adjusted Operating Expense Ratio excludes stock-based compensation expense and certain non-recurring charges, such as expenses related to the credit card portfolio sale. The improvement in Adjusted Operating Expense Ratio is primarily attributable to the Company's focus on reducing operating expenses, partially offset by a decrease in Average Daily Principal Balance due to prior credit tightening actions.

Return on Equity ("ROE") and Adjusted ROE1 – ROE for the quarter was 10%, as compared to (39)% in the prior-year quarter. The increase was attributable to the increase in net income. Adjusted ROE for the quarter was 25%, as compared to (8)% in the prior-year quarter. ROE for the full year 2024 was (21)%, as compared to (38)% for 2023. Adjusted ROE for the full year 2024 was 8%, as compared to (15)% for 2023.

1 Beginning 1Q24, we updated our calculations of Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Operating Expense. To align with these updated calculations we also updated Adjusted EPS and Adjusted Return on Equity. Prior periods presented here have been updated to reflect the prior period numbers on a comparable basis. See Appendix for non-GAAP reconciliation to the most comparable GAAP measure.

Other Products

Secured personal loans – As of December 31, 2024, the Company had a secured personal loan receivables balance of $162 million, up 38% from $117 million at the end of 2023, and up 15% quarter-over-quarter. Available only in California as of the end of 2023, Oportun now also offers secured personal loans in Texas, Florida, Arizona, New Jersey and Illinois. During 2024, secured personal loan losses ran approximately 500 basis points lower compared to unsecured personal loans, with fourth quarter revenue per loan approximately 75% higher due to larger average loan sizes.

Funding and Liquidity

As of December 31, 2024, total cash was $215 million, consisting of cash and cash equivalents of $60 million and restricted cash of $155 million. Cost of Debt and Debt-to-Equity were 8.0% and 7.9x, respectively, for and at the end of the fourth quarter 2024 as compared to 7.1% and 7.2x, respectively, for and at the end of the prior-year quarter. Cost of Debt and Debt-to-Equity were 7.8% and 7.9x, respectively, for and at the year ended December 31, 2024 as compared to 6.0% and 7.2x, respectively, for and at the year ended December 31, 2023. These fourth quarter and full year 2024 Cost of Debt figures exclude a $17 million non-cash write-off of deferred financing costs relating to the repayment of the Company's prior corporate financing facility as part of a November refinancing. As of December 31, 2024, the Company had $227 million of undrawn capacity on its existing $766 million personal loan warehouse lines. The Company's personal loan warehouse lines are committed through September 2027 and August 2028.

Financial Outlook for First Quarter and Full Year 2025

Oportun is providing the following guidance for 1Q 2025 and full year 2025 as follows:

	1Q 2025	Full Year 2025
Total Revenue	$225 - $230M	$945 - $970M
Annualized Net Charge-Off Rate	12.30% +/- 15 bps	11.5% +/- 50 bps
Adjusted EBITDA[1]	$18 - $22M	$135 - $145M
Adjusted Net Income	—	$53 - $63M
Adjusted EPS	—	$1.10 - $1.30

[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, including revised Adjusted EBITDA, and the table entitled “Reconciliation of Forward Looking Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Chief Financial Officer & Chief Administration Officer Announces Retirement

On February 7, 2025, Mr. Jonathan Coblentz notified the Company that effective March 28, 2025, he plans to retire from his role as Chief Financial Officer (“CFO”) and Chief Administrative Officer (“CAO”) of the Company. Mr. Coblentz has served as the Company’s CFO since 2009.

Mr. Coblentz will continue in his CFO and CAO roles until March 28th to support a smooth transition to Casey Mueller, the Company’s Principal Accounting Officer and Global Controller, who, following Mr. Coblentz’s departure will serve as our interim CFO. The Company has retained an executive search firm to conduct a thorough search process to identify Mr. Coblentz’s successor, considering both internal and external candidates.

Mr. Mueller is 43 years old and has served as Global Controller since joining the Company in 2018 and assumed the role of Principal Accounting Officer in 2022. Prior to joining the Company, Mr. Mueller held various leadership roles of increasing scope and responsibility within finance at OneMain Financial from 2013 to 2018. Mr. Mueller also previously served as Audit Manager at Deloitte LLP, a public accounting firm, which currently serves as the Company’s auditor. Mr. Mueller is a Certified Public Accountant and received a B.S. in Accounting and Master of Accountancy from Brigham Young University.

Conference Call

As previously announced, Oportun’s management will host a conference call to discuss fourth quarter 2024 results at 5:00 p.m. ET (2:00 p.m. PT) today. A live webcast of the call will be accessible from the Investor Relations page of Oportun's website at https://investor.oportun.com. The dial-in number for the conference call is 1-866-604-1698 (toll-free) or 1-201-389-0844 (international). Participants should call in 10 minutes prior to the scheduled start time. Both the call and webcast are open to the general public. For those unable to listen to the live broadcast, a webcast replay of the call will be available at https://investor.oportun.com for one year. A file that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be available on the Investor Relations page of Oportun's website at https://investor.oportun.com following the conference call.

About Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Efficiency, Adjusted Operating Expense Ratio, and Adjusted ROE, all of which are non-GAAP financial measures provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes these non-GAAP measures can be useful measures for period-to-period comparisons of its core business and provide useful information to investors and others in understanding and evaluating its operating results. Non-GAAP financial measures are provided in addition to, and not as a substitute for, and are not superior to, financial measures calculated in accordance with GAAP. In addition, the non-GAAP measures the Company uses, as presented, may not be comparable to similar measures used by other companies. Reconciliations of non-GAAP to GAAP measures can be found below.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $19.7 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements as to future performance, results of operations and financial position; achievement of the Company's strategic priorities and goals; expectations regarding the departure of the Company’s CFO and CAO and regarding its interim CFO; the Company's expectations regarding macroeconomic conditions; the Company's profitability and future growth opportunities; the effect of and trends in fair value mark-to-market adjustments on the Company's loan portfolio and asset-backed notes; the Company's first quarter and full year 2025 outlook; the Company’s expectations regarding Adjusted EPS in full year 2025; the Company's expectations related to future profitability on an adjusted basis, and the plans and objectives of management for our future operations, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, Oportun disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause Oportun’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Oportun has based these forward-looking statements on its current expectations and projections about future events, financial trends and risks and uncertainties that it believes may affect its business, financial condition and results of operations. These risks and uncertainties include those risks described in Oportun's filings with the Securities and Exchange Commission, including Oportun's most recent annual report on Form 10-K, and include, but are not limited to, Oportun's ability to retain existing members and attract new members; Oportun's ability to accurately predict demand for, and develop its financial products and services; the effectiveness of Oportun's A.I. model; macroeconomic conditions, including fluctuating inflation and market interest rates; increases in loan non-payments, delinquencies and charge-offs; Oportun's ability to increase market share and enter into new markets; Oportun's ability to realize the benefits from acquisitions and integrate acquired technologies; the risk of security breaches or incidents affecting the Company's information technology systems or those of the Company's third-party vendors or service providers; Oportun’s ability to successfully offer loans in additional states; Oportun’s ability to compete successfully with other companies that are currently in, or may in the future enter, its industry; and changes in Oportun's ability to obtain additional financing on acceptable terms or at all.

Contacts

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com

Oportun and the Oportun logo are registered trademarks of Oportun, Inc.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue
Interest income	$233.5	$242.2	$925.5	$963.5
Non-interest income	17.5	20.5	76.3	93.4
Total revenue	250.9	262.6	1,001.8	1,056.9
Less:
Interest expense	73.7	52.0	238.2	179.4
Net decrease in fair value	(83.9)	(138.5)	(468.4)	(596.8)
Net revenue	93.4	72.1	295.2	280.7

Operating expenses:
Technology and facilities	37.9	54.8	166.2	219.4
Sales and marketing	17.3	18.1	67.0	75.3
Personnel	19.7	25.1	87.2	121.8
Outsourcing and professional fees	8.1	11.2	36.8	45.4
General, administrative and other	6.4	20.2	53.2	72.4
Total operating expenses	89.5	129.4	410.4	534.3

Income (loss) before taxes	3.9	(57.3)	(115.2)	(253.7)
Income tax benefit	(4.8)	(15.5)	(36.5)	(73.7)
Net income (loss)	$8.7	$(41.8)	$(78.7)	$(180.0)

Diluted Earnings (Loss) per Common Share	$0.20	$(1.09)	$(1.95)	$(4.88)
Diluted Weighted Average Common Shares	43,550,693	38,485,406	40,356,025	36,875,950

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, unaudited)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$60.0	$91.2
Restricted cash	154.7	114.8
Loans receivable at fair value	2,778.5	2,962.4
Capitalized software and other intangibles	86.6	114.7
Right of use assets - operating	9.8	21.1
Other assets	137.6	107.7
Total assets	$3,227.1	$3,411.9

Liabilities and stockholders' equity
Liabilities
Secured financing	$535.5	$290.0
Asset-backed notes at fair value	1,080.7	1,780.0
Asset-backed borrowings at amortized cost	984.3	581.5
Acquisition and corporate financing	203.8	258.7
Lease liabilities	18.2	28.4
Other liabilities	50.9	68.9
Total liabilities	2,873.3	3,007.5
Stockholders' equity
Common stock	—	—
Common stock, additional paid-in capital	612.6	584.6
Accumulated deficit	(252.5)	(173.8)
Treasury stock	(6.3)	(6.3)
Total stockholders’ equity	353.8	404.4
Total liabilities and stockholders' equity	$3,227.1	$3,411.9

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities
Net income (loss)	$8.7	$(41.8)	$(78.7)	$(180.0)
Adjustments for non-cash items	100.4	139.0	498.0	585.3
Proceeds from sale of loans in excess of originations of loans sold and held for sale	0.2	2.9	4.5	8.5
Changes in balances of operating assets and liabilities	(17.9)	6.2	(30.3)	(21.1)
Net cash provided by operating activities	91.4	106.3	393.5	392.8

Cash flows from investing activities
Net loan principal repayments (loan originations)	(101.7)	(91.8)	(228.1)	(257.5)
Proceeds from loan sales originated as held for investment	51.7	1.3	54.5	4.1
Capitalization of system development costs	(6.1)	(6.1)	(19.2)	(31.3)
Other, net	(0.3)	(0.2)	(0.9)	(1.4)
Net cash used in investing activities	(56.4)	(96.8)	(193.7)	(286.2)

Cash flows from financing activities
Borrowings	691.2	429.4	1,736.7	945.5
Repayments	(740.1)	(432.1)	(1,927.7)	(1,047.1)
Net stock-based activities	—	(0.4)	(0.3)	(2.7)
Net cash used in financing activities	(48.9)	(3.1)	(191.2)	(104.4)

Net increase (decrease) in cash and cash equivalents and restricted cash	(13.9)	6.4	8.6	2.2
Cash and cash equivalents and restricted cash beginning of period	228.5	199.6	206.0	203.8
Cash and cash equivalents and restricted cash end of period	$214.6	$206.0	$214.6	$206.0

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONSOLIDATED KEY PERFORMANCE METRICS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial and Operating Metrics	2024	2023	2024	2023
Aggregate Originations (Millions)	$522.2	$437.3	$1,775.3	$1,813.1
Portfolio Yield (%)	34.2%	32.7%	33.5%	32.2%
30+ Day Delinquency Rate (%)	4.8%	5.9%	4.8%	5.9%
Annualized Net Charge-Off Rate (%)	11.7%	12.3%	12.0%	12.2%

Other Metrics
Managed Principal Balance at End of Period (Millions)	$2,973.5	$3,182.1	$2,973.5	$3,182.1
Owned Principal Balance at End of Period (Millions)	$2,678.2	$2,904.7	$2,678.2	$2,904.7
Average Daily Principal Balance (Millions)	$2,714.4	$2,940.5	$2,766.6	$2,992.6

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
ABOUT NON-GAAP FINANCIAL MEASURES
(unaudited)

This press release dated February 12, 2025 contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company believes that the provision of these non-GAAP financial measures can provide useful measures for period-to-period comparisons of Oportun's core business and useful information to investors and others in understanding and evaluating its operating results. However, non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

As previously announced on March 12, 2024, beginning with the quarter ended March 31, 2024 the Company has updated it's calculation of Adjusted EBITDA and Adjusted Net Income for all periods. To align with these updated calculations the Company also updated Adjusted Operating Efficiency, Adjusted EPS and Adjusted Return on Equity. Comparable prior period Non-GAAP financial measures are included in addition to the previously reported metrics.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income, adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted EBITDA is an important measure because it allows management, investors and its board of directors to evaluate and compare operating results, including return on capital and operating efficiencies, from period to period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of Oportun's business, as it removes the effect of income taxes, certain non-cash items, variable charges and timing differences.

•The Company believes it is useful to exclude the impact of income tax expense, as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations.
•The Company believes it is useful to exclude depreciation and amortization and stock-based compensation expense because they are non-cash charges.
•The Company believes it is useful to exclude the impact of interest expense associated with the Company's corporate financing facilities, including the senior secured term loan and the residual financing facility, as it views this expense as related to its capital structure rather than its funding.
•The Company excludes the impact of certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges because it does not believe that these items reflect ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company also excludes fair value mark-to-market adjustments on its loans receivable portfolio and asset-backed notes carried at fair value because these adjustments do not impact cash.

Adjusted Net Income

The Company defines Adjusted Net Income as net income adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and the Company's board of directors to evaluate and compare its operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.

•The Company believes it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations. The Company also includes the impact of normalized income tax expense by applying a normalized statutory tax rate.
•The Company believes it is useful to exclude the impact of certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges because it does not believe that these items reflect its ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company believes it is useful to exclude stock-based compensation expense because it is a non-cash charge.
•The Company also excludes the fair value mark-to-market adjustment on its asset-backed notes carried at fair value to align with the 2023 accounting policy decision to account for new debt financings at amortized cost.

Adjusted Operating Expense, Adjusted Operating Efficiency and Adjusted Operating Expense Ratio
The Company defines Adjusted Operating Expense as total operating expenses adjusted to exclude stock-based compensation expense and certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges. Other non-recurring charges include litigation reserve, impairment charges, and debt amendment costs related to our Corporate Financing facility. The Company defines Adjusted Operating Efficiency as Adjusted Operating Expense divided by total revenue. The Company defines Adjusted Operating Expense Ratio as Adjusted Operating Expense divided by Average Daily Principal Balance. The Company believes Adjusted Operating Expense is an important measure because it allows management, investors and Oportun's board of directors to evaluate and compare its operating costs from period to period, excluding the impact of non-cash, stock-based compensation expense and certain non-recurring charges. The Company believes Adjusted Operating Efficiency and Adjusted Operating Expense Ratio are important measures because they allow management, investors and Oportun's board of directors to evaluate how efficiently the Company is managing costs relative to revenue and Average Daily Principal Balance.

Adjusted Return on Equity
The Company defines Adjusted Return on Equity (“ROE”) as annualized Adjusted Net Income divided by average stockholders’ equity. Average stockholders’ equity is an average of the beginning and ending stockholders’ equity balance for each period. The Company believes Adjusted ROE is an important measure because it allows management, investors and its board of directors to evaluate the profitability of the business in relation to its stockholders' equity and how efficiently it generates income from stockholders' equity.

Adjusted EPS
The Company defines Adjusted EPS as Adjusted Net Income divided by weighted average diluted shares outstanding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted EBITDA	2024	2023	2024	2023
Net income (Loss)	$8.7	$(41.8)	$(78.7)	$(180.0)
Adjustments:
Income tax benefit	(4.8)	(15.5)	(36.5)	(73.7)
Interest on corporate financing	11.4	14.6	51.1	51.8
Depreciation and amortization	12.5	13.8	52.2	54.9
Stock-based compensation expense	2.8	4.8	13.1	18.0
Workforce optimization expenses	0.1	6.8	3.1	22.5
Other non-recurring charges (1)	14.2	10.8	31.0	15.5
Fair value mark-to-market adjustment	(4.0)	16.4	69.3	109.5
Adjusted EBITDA(2)	$41.0	$9.9	$104.5	$18.6

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted Net Income	2024	2023	2024	2023
Net income (Loss)	$8.7	$(41.8)	$(78.7)	$(180.0)
Adjustments:
Income tax benefit	(4.8)	(15.5)	(36.5)	(73.7)
Stock-based compensation expense	2.8	4.8	13.1	18.0
Workforce optimization expenses	0.1	6.8	3.1	22.5
Other non-recurring charges (1)	14.2	10.8	31.0	15.5
Net decrease in fair value of credit cards receivable	—	—	36.2	—
Mark-to-market adjustment on ABS notes	8.5	23.6	72.1	100.0
Adjusted income before taxes	29.5	(11.3)	40.2	(97.7)
Normalized income tax expense	8.0	(3.0)	10.8	(26.4)
Adjusted Net Income (Loss) (3)	$21.5	$(8.2)	$29.3	$(71.3)

Stockholders' equity	$353.8	$404.4	$353.8	$404.4
GAAP ROE	10.2%	(39.2)%	(20.8)%	(37.8)%
Adjusted ROE (%) (4)	25.2%	(7.7)%	7.7%	(15.0)%

Note: Numbers may not foot or cross-foot due to rounding.
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.
(2) Our calculation of Adjusted EBITDA was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. The Q4 2023 and FY 2023 values for Adjusted EBITDA shown in the table above have been revised and presented on a comparable basis, prior to these revisions the values would have been $6.1 million and $1.7 million, respectively.
(3) Our calculation of Adjusted Net Income (Loss) was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. The Q4 2023 and FY 2023 values for Adjusted Net Income (Loss) shown in the table above have been revised and presented on a comparable basis, prior to these revisions the values would have been $(20.6) million and $(124.1) million, respectively.
(4) Calculated as Adjusted Net Income (Loss) divided by average stockholders’ equity. ROE has been annualized. Due to the Adjusted Net Income (Loss) revisions in Q1 2024, the Q4 2023 and FY 2023 Adjusted ROE values would have been (19.3)% and (26.1)%, respectively.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted Operating Efficiency	2024	2023	2024	2023
Operating Efficiency	35.7%	49.3%	41.0%	50.6%
Total Revenue	$250.9	$262.6	$1,001.8	$1,056.9

Total Operating Expense	$89.5	$129.4	$410.4	$534.3
Adjustments:
Stock-based compensation expense	(2.8)	(4.8)	(13.1)	(18.0)
Workforce optimization expenses	(0.1)	(6.8)	(3.1)	(22.5)
Other non-recurring charges (1)	2.6	(10.5)	(12.9)	(14.4)
Total Adjusted Operating Expense	$89.2	$107.3	$381.3	$479.4

Adjusted Operating Efficiency(2)	35.5%	40.9%	38.1%	45.4%

Average Daily Principal Balance	$2,714.4	$2,940.5	$2,766.6	$2,992.6

OpEx Ratio	13.1%	17.5%	14.8%	17.9%
Adjusted OpEx Ratio	13.1%	14.5%	13.8%	16.0%

Note: Numbers may not foot or cross-foot due to rounding.
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.
(2) Our calculation of Adjusted Net Income (Loss) was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. We have removed the adjustment related to acquisition and integration related expenses from our calculation of Adjusted Operating Efficiency to maintain consistency with the revised Adjusted EBITDA and Adjusted Net Income (Loss) calculations. The Q4 2023 and FY 2023 values for Adjusted Operating Efficiency shown in the table above have been revised and presented on a comparable basis, prior to these revisions the values would have been 38.4% and 42.7%, respectively.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except share and per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
GAAP Earnings (loss) per Share	2024	2023	2024	2023
Net income (loss)	$8.7	$(41.8)	$(78.7)	$(180.0)
Net income (loss) attributable to common stockholders	$8.7	$(41.8)	$(78.7)	$(180.0)

Basic weighted-average common shares outstanding	42,720,229	38,485,406	40,356,025	36,875,950
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	830,464	—	—	—
Diluted weighted-average common shares outstanding	43,550,693	38,485,406	40,356,025	36,875,950

Earnings (loss) per share:
Basic	$0.20	$(1.09)	$(1.95)	$(4.88)
Diluted	$0.20	$(1.09)	$(1.95)	$(4.88)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted Earnings (loss) Per Share	2024	2023	2024	2023
Diluted earnings (loss) per share	$0.20	$(1.09)	$(1.95)	$(4.88)

Adjusted Net Income	$21.5	$(8.2)	$29.3	$(71.3)

Basic weighted-average common shares outstanding	42,720,229	38,485,406	40,356,025	36,875,950
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	830,464	—	500,705	—
Diluted adjusted weighted-average common shares outstanding	43,550,693	38,485,406	40,856,730	36,875,950

Adjusted Earnings (loss) Per Share(1)	$0.49	$(0.21)	$0.72	$(1.93)

Note: Numbers may not foot or cross-foot due to rounding.
(1) Our calculation of Adjusted Net Income (Loss) was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. The Q4 2023 and FY 2023 values for Adjusted EPS shown in the table above have been revised and presented on a comparable basis, prior to these revisions the values would have been $(0.54) and $(3.37), respectively.

Oportun Financial Corporation
RECONCILIATION OF FORWARD LOOKING NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	1Q 2025				FY 2025
	Low		High		Low	High
Adjusted EBITDA
Net (loss)	$(5.4)	*	$(2.2)	*	$23.2	$33.4
Adjustments:
Income tax expense (benefit)	(1.3)		(0.5)		6.3	9.0
Interest on corporate financing	9.2		9.2		36.7	36.7
Depreciation and amortization	10.6		10.6		40.6	40.6
Stock-based compensation expense	3.5		3.5		15.0	15.0
Other non-recurring charges	1.4		1.4		5.8	5.8
Fair value mark-to-market adjustment	*		*		7.4	4.4
Adjusted EBITDA	$18.0		$22.0		$135.0	$145.0

*Due to the uncertainty in macroeconomic conditions and quarterly volatility in the fair value mark to market adjustment, we are unable to precisely forecast the fair value mark-to-market adjustments on our loan portfolio and asset-backed notes on a quarterly basis.

	FY 2025
Adjusted Net Income and Adjusted EPS	Low	High
Net income	$23.2	$33.4
Adjustments:
Income tax expense (benefit)	6.3	9.0
Stock-based compensation expense	15.0	15.0
Other non-recurring charges	5.8	5.8
Mark-to-market adjustment on ABS notes	22.3	22.3
Adjusted income before taxes	$72.6	$85.6
Normalized income tax expense	19.6	23.1
Adjusted Net Income	$53.0	$62.5

Diluted weighted-average common shares outstanding	48.2	48.2

Diluted earnings per share	$0.48	$0.69
Adjusted Earnings Per Share	$1.10	$1.30

Note: Numbers may not foot or cross-foot due to rounding.